VIRTUS ETF TRUST II 485BPOS

Exhibit 99(g)(6)(a)

Execution

AMENDMENT
TO
FOREIGN CUSTODY MANAGER AGREEMENT

This Amendment (“Amendment”) dated September 10, 2024 (“Effective Date”) is by and between Virtus ETF Trust II (the “Trust”) and The Bank of New York Mellon (“BNY Mellon”).

BACKGROUND:

A.	BNY Mellon and the Trust entered into a Foreign Custody Manager Agreement dated as of December 3, 2015, as amended (the “Agreement”) relating to BNY Mellon’s provision of foreign custody manager services.

B.	The parties desire to amend the Agreement as set forth herein.

C.	This Background section is incorporated by reference into and made a part of this Amendment.

TERMS:

The parties hereby agree that:

1.	Annex I to the Agreement is hereby deleted and replaced in its entirety with Annex I attached hereto.

2.	Miscellaneous.

(a)	As hereby amended and supplemented, the Agreement shall remain in full force and effect.

(b)	The Agreement, as amended hereby, constitutes the complete understanding and agreement of the parties with respect to the subject matter thereof and supersedes all prior communications with respect thereto.

(c)	The parties expressly agree that this Amendment may be executed in one or more counterparts and expressly agree that such execution may occur by manual signature on a physically delivered copy of this Amendment, by a manual signature on a copy of this Amendment transmitted by facsimile transmission, by a manual signature on a copy of this Amendment transmitted as an imaged document attached to an email, or by "Electronic Signature", which is hereby defined to mean inserting an image, representation or symbol of a signature into an electronic copy of this Amendment by electronic, digital or other technological methods. Each counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument. The exchange of executed counterparts of this Amendment or of executed signature pages to counterparts of this Amendment, in either case by facsimile transmission or as an imaged document attached to an email transmission, shall constitute effective execution and delivery of this Amendment and may be used for all purposes in lieu of a manually executed and physically delivered copy of this Amendment.

Execution

(d)	This Amendment shall be governed by the laws of the State of New York, without regard to its principles of conflicts of laws.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed as of the Effective Date by its duly authorized representative indicated below. An authorized representative, if executing this Amendment by Electronic Signature, affirms authorization to execute this Amendment by Electronic Signature and that the Electronic Signature represents an intent to enter into this Amendment and an agreement with its terms.

VIRTUS ETF TRUST II
On behalf of its Series identified on Annex I to the Agreement

By:	/s/ Brinton Frith
Name:	Brinton Frith
Title:	Treasurer

THE BANK OF NEW YORK MELLON

By:	/s/ Michael Gronsky
Name:	Michael Gronsky
Title:	Senior Vice President

Execution

ANNEX I

Fund Name

Virtus Seix Senior Loan ETF
Virtus Terranova U.S. Quality Momentum ETF
Virtus Newfleet ABS/MBS ETF
Virtus Duff & Phelps Clean Energy ETF
Virtus Stone Harbor Emerging Markets High Yield Bond ETF
Virtus Newfleet Short Duration Core Plus Bond ETF
Virtus Newfleet Short Duration High Yield Bond ETF
Virtus AlphaSimplex Managed Futures ETF
Virtus KAR Mid-Cap ETF